ITEM 24 (b) EXHIBITS

8 (ll)

Investor Services Agreement dated July 1, 2002, between RYDEX Distributors, Inc.,

and Annuity Investors Life Insurance Company

FORM OF

THIRD PARTY INVESTOR SERVICES AGREEMENT

RYDEX VARIABLE TRUST

THIS INVESTOR SERVICES AGREEMENT is made to be effective as of the 1st day of July, 2002 by Rydex Distributors, Inc. ("RDI"), a Maryland corporation, and Annuity Investors Life Insurance Company (the "Servicer"), an Ohio corporation (the "Agreement").

WHEREAS, the Rydex Variable Trust (the "Trust") is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and its units of beneficial interest ("Shares")are registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"); and

WHEREAS, the Trust offers Shares exclusively to insurance companies who hold the Shares in separate accounts pursuant to variable annuity and variable life insurance contracts they issue;

WHEREAS, in accordance with an Investor Services Plan adopted by the Trust (the "Plan") and an Investor Services Agreement entered into between the Trust and RDI, the Trust has retained RDI to provide, directly or indirectly, certain services to owners of variable annuity and variable life insurance contracts ("Investors") who engage indirectly in strategic or tactical asset allocation investing in Shares of the investment portfolios of the Trust (the "Funds"); and

WHEREAS, RDI seeks to retain the Servicer to provide the services described herein to Investors in connection with strategic or tactical asset allocation investing under their variable annuity or variable life insurance contracts.

NOW THEREFORE, in consideration of the premises and mutual covenants set forth herein, RDI and the Servicer hereby agree as follows:

1. Investor Services

1.1 Pursuant to this Agreement, the Servicer shall provide investor services to Investors. Investor services include some or all of the following:

(i) printing Fund prospectuses and statements of additional information and mailing them to Investors or to financial advisors who allocate funds for investments in Shares of the Funds on behalf of Investors ("Financial Advisors");

(ii) forwarding communications from the Funds to Investors or Financial Advisors, including proxy solicitation material and annual and semiannual reports;

(iii) assistance in facilitating and processing increased transactions in Shares of the Funds in connection with strategic or tactical asset allocation investing;

(iv) assistance in providing the Fund with advance information on strategic and tactical asset allocation trends and anticipated investment activity in and among the Funds;

(v) assisting Investors who wish or need to change Financial Advisers; and

(vi) providing support services to Financial Advisers, including, but not limited to: (a) providing Financial Advisers with updates on policies and procedures; (b) answering questions of Financial Advisers regarding the Funds' portfolio investments; (c) providing Financial Advisers with performance information regarding the Funds; (d) providing information to Financial Advisers regarding the Funds' investment objectives; (e) providing Investor account information to Financial Advisers; and (f) if necessary, redeeming Fund Shares (in accordance with applicable procedures), for the payment of Financial Adviser fees.

1.2 For providing investor services to Investors pursuant to this Agreement, RDI shall compensate the Servicer on a quarterly basis, at an annual rate of 0.25% of average daily net assets of the Funds attributable to such Investors. RDI shall calculate such quarterly payment at the end of each calendar quarter, and shall make payment, without demand or notice by the Servicer, within 15 days thereafter, in a manner mutually agreed upon by the parties.

2. Indemnification and Notification

2.1 The Servicer agrees to indemnify and hold harmless RDI, its several officers and directors, employees, agents and controlling persons against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which RDI, its several officers or directors, employees, agents, or any such controlling person may incur under the 1933 Act, under any other statute, at common law or otherwise, but only to the extent that such liability or expense incurred by RDI, its several officers or directors, employees, agents, or any such controlling person resulting from such claims or demands arose: (i) by reason of the Servicer's willful misfeasance, bad faith or negligence in performance of its duties or obligations hereunder or by reason of reckless disregard of its duties or obligations hereunder; (ii) from reliance on information furnished to RDI by the Servicer or its affiliates; or (iii) from the Servicer's refusal or failure to comply with the terms or conditions of this Agreement.

RDI agrees to indemnify and hold harmless the Servicer, its several officers and directors, employees, agents and controlling persons against any and all claims, costs, expenses (including reasonable attorneys' fees), losses, damages, charges, payments and liabilities of any sort or kind which the Servicer, its several officers or directors, employees, agents, or any such controlling person may incur under the 1933 Act, under any other statute, at common law or otherwise, but only to the extent that such liability or expense incurred by the Servicer, its several officers or directors, employees, agents, or any such controlling person resulting from such claims or demands arose: (i) by reason of RDI's willful misfeasance, bad faith or negligence in performance of its duties or obligations hereunder or by reason of reckless disregard of its duties or obligations hereunder; (ii) from reliance on information furnished to the Servicer by RDI or its affiliates; or (iii) from RDI's refusal or failure to comply with the terms or conditions of this Agreement.

2.2 In any case in which one party hereto (the "Indemnifying Party") may be asked to indemnify or hold the other party hereto (the "Indemnified Party") harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification (an "Indemnification Claim") against the Indemnifying Party, although the failure to do so shall not prevent recovery by the Indemnified Party, and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any Indemnification Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, whose approval shall not be unreasonably withheld. In the event that the Indemnifying Party elects to assume the defense of any Indemnification Claim and retains legal counsel, the Indemnified Party shall bear the fees and expenses of any additional legal counsel retained by it. The Indemnified Party will not confess any Indemnification Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Section 2.2 shall survive the termination of this Agreement.

In the event that the Indemnifying Party does not elect to assume the defense of any such suit, or in case the Indemnified Party reasonably does not approve of counsel chosen by the Indemnified Party, or in case there is a conflict of interest between the Servicer and RDI, the Indemnifying Party will reimburse the Indemnified Party, its officers, directors, employees, agents or the controlling person or persons named as defendant or defendants in such suit, for the reasonable fees and expenses of any counsel retained by the Indemnified Party or such defendants. The Indemnifying Party's indemnification agreement contained in this Section 2.2 and the Indemnifying Party's representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party, its officers, directors, employees, agents, or any controlling persons, and shall survive the delivery of any Shares. This agreement of indemnity will inure exclusively to the Indemnified Party's benefit, to the benefit of its several officers, directors, employees, agents, and their respective estates and to the benefit of the controlling person(s) and their successors. The Indemnifying Party agrees promptly to notify the Indemnified Party of the commencement of any litigation or proceedings against the Indemnifying Party or any of its officers, trustees, directors, employees, agents, or any controlling persons, in connection with the issue and sale of any Shares.

3. Term

3.1 This Agreement shall become effective on the date first written above and, unless sooner terminated as provided herein. This Agreement is terminable without penalty, on at least sixty days' written notice, by either party.

3.2 In the event a termination notice is given by RDI, all reasonable expenses associated with necessary movement of records and materials and conversion thereof will be borne by RDI.

3.3 In the event a termination notice is given by the Servicer, all reasonable expenses associated with necessary movement of records and materials and conversion thereof will be borne by the Servicer.

4. Limitation of Liability

4.1 The Servicer shall at all times act in good faith and agrees to use its best efforts, within commercially reasonable limits, to ensure the accuracy of all services performed under this Agreement. The Servicer shall not be liable to RDI for any error of judgment or mistake of law or for any loss suffered by RDI in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from: (i) Servicer's willful misfeasance, bad faith or negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof; (ii) reliance on information furnished to the RDI by the Servicer or its affiliates; or (iii) the Servicer's refusal or failure to comply with the terms or conditions of this Agreement.

4.2 RDI shall not be liable to the Servicer for any error of judgment or mistake of law or for any loss suffered by the Servicer, except a loss resulting from: (i) RDI's willful misfeasance, bad faith or negligence in the performance of its duties and obligations hereunder, or by reason of reckless disregard thereof; (ii) reliance on information furnished to the Servicer by RDI or its affiliates; or (iii) RDI's refusal or failure to comply with the terms or conditions of this Agreement.

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4.3 Each party shall have the duty to mitigate damages for which the other party may become responsible.

5. Modifications and Waivers

No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless made in writing signed by each party. No such writing shall be effective as against either party unless said writing is executed by an officer of that party. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

6. Severability

The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability, shall remain fully effective.7. Force Majeure

7.1 No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by: (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country; (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy); or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

7.2 Notwithstanding any other provision in this Agreement, in the event of equipment failures or the occurrence of events beyond a party's control which render its performance under this Agreement impossible, the affected party shall, at no additional expense to the other party, take reasonable steps to minimize service interruptions. Each party shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate third parties making reasonable provisions for emergency use of electronic data processing equipment.

9. Addresses

Any notice or other instrument authorized or required by this Agreement to be given in writing to the Servicer or RDI shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To the Servicer:

Annuity Investors Life Insurance Company

525 Vine Street

Cincinnati, OH 45202

Attn: James L. Henderson, Vice President

To RDI:

Rydex Distributors, Inc.

6116 Executive Boulevard

Suite 400

Rockville, MD 20852

Attn: Joanna Haigney

10. Governing Law/Venue. The laws of the State of Maryland, excluding the laws on conflicts of laws, and the applicable provision of the 1940 Act shall govern the interpretation, validity, and enforcement of this Agreement. To the extent the provisions of Maryland law or the provisions hereof conflict with the 1940 Act, the 1940 Act shall control. All actions arising from or related to this Agreement shall be brought in the state and federal courts within the State of Maryland, and RDI and the Servicer hereby submit themselves to the exclusive jurisdiction of those courts.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

12. Captions. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

13. Entire Agreement

This Agreement, including all Schedules hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof.

  Confidentiality and Privacy

Subject to law and regulatory authority, each party hereto shall treat as confidential all information pertaining to the Investors and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted or required by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information until such time as it may come into the public domain without the express written consent of the affected party. Each party hereto shall be solely responsible for the compliance of their officers, directors, employees, agents, independent contractors, and any affiliated and non-affiliated third parties with all applicable privacy-related laws and regulations including but not limited to the Gramm-Leach-Bliley Act and Regulation S-P. The provisions of this Section 14 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, to be effective as of the day and year first above written.

RYDEX DISTRIBUTORS, INC. By: Name: Title: ANNUITY INVESTORS LIFE INSURANCE COMPANY By: Name: James L. Henderson Title: Vice President